Exhibit 19.1

1.	Purpose

During the course of your relationship with Celularity Inc. (including its subsidiaries and affiliates, collectively the “Company”), you may receive material information that is not yet public (“Material Nonpublic Information”) about the Company or about other publicly traded companies with which the Company has business relationships. Material Nonpublic Information may give you, or someone you pass that information on to, a leg up over others when deciding whether to buy, sell or otherwise transact in the Company’s securities or the securities of another publicly traded company. This Insider Trading Policy (this “Policy”) sets forth guidelines with respect to transactions in the Company’s securities by our directors, officers, other employees and consultants who are advised that they are subject to this Policy and who may become aware of Material Nonpublic Information and the other persons subject to this Policy as described below.

Anyone who engages in insider trading or otherwise violates this Policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by the Company, up to and including termination of employment.

2.	Scope

2.1	This Policy applies to all transactions in securities issued by the Company, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Accordingly, for purposes of this Policy, the terms “trade,” “trading,” and “transactions” include not only purchases and sales of the Company’s common stock in the public market but also any other purchases, sales, transfers, or other acquisitions and dispositions of common or preferred equity, options, warrants, and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

2.2	This Policy applies to all employees, directors, officers and designated consultants (collectively, “Colleagues”) of the Company and its subsidiaries. This Policy also applies to immediate family members, persons with whom you share a household, persons who are your economic dependents, and any other individuals or entities whose transactions in securities you influence, direct, or control (including, e.g., a venture or other investment fund, if you influence, direct, or control transactions by the fund). The foregoing persons who are deemed subject to this Policy are referred to in this Policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this Policy.

2.3	This Policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture or other investment fund) if (and only if) such entity has established and certified to the Company that it has its own insider trading controls and procedures in compliance with applicable securities laws with respect to trading in the Company’s securities.

2.4	This Policy continues to apply to transactions in the Company’s securities or the securities of other public companies engaged in business transactions with the Company even after your relationship with the Company has ended. If you are aware of Material Nonpublic Information when your relationship with the Company ends, you may not trade the Company’s securities or the securities of other applicable companies until the Material Nonpublic Information has been publicly disseminated or is no longer material. Further, if you leave the Company during a trading blackout period (as discussed below), then you may not trade in the Company’s securities or the securities of other applicable companies until the trading blackout period has ended.

3.	Responsibility

3.1	All Colleagues have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities while aware of Material Nonpublic Information.

3.2	Designated Persons (defined below) are required to obtain pre-clearance from the Company’s General Counsel or his/her designee of any transaction in the Company’s securities, even during an open trading window, including the purchase or sale in the open market, loan or other transfer of beneficial ownership.

3.3	Every Colleague is responsible for making sure that he or she complies with this Policy, and that any family member, household member, or other person or entity whose transactions are subject to this Policy, also comply with this Policy. In all cases, the responsibility for determining whether an individual is aware of Material Nonpublic Information rests with that individual, and any action on the part of the Company or any employee or director of the Company pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

3.3.1	You could be subject to severe legal penalties and disciplinary action by the Company, up to and including termination of employment, for any conduct prohibited by this Policy or applicable securities laws.

4.	Policy

4.1	General Policy Statement and Definition of Material Nonpublic Information

4.1.1	Statement of Policy Prohibiting Insider Trading and Tipping. Any Colleague who is aware of Material Nonpublic Information relating to the Company may not, directly or indirectly:

●	engage in any transactions in the Company’s securities, except as otherwise specified under the heading “Exceptions to this Policy” below;

●	recommend to another person that they buy, hold, or sell the Company’s securities at any time; or

●	disclose Material Nonpublic Information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, such as family, friends, business associates, and investors, unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or assist anyone engaged in the above activities (also known as “tipping”).

4.1.1.1	The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such Material Nonpublic Information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and to very small transactions.

4.1.1.2	In addition, no Colleague who, in the course of working for the Company, learns of or is otherwise aware of Material Nonpublic Information about another publicly traded company with which the Company does business, including a supplier, partner or collaborator of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

4.1.2	Understanding Material Nonpublic Information. It is not always easy to figure out whether you are aware of Material Nonpublic Information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by relevant enforcement authorities with the benefit of hindsight. If you possess Material Nonpublic Information, you may not trade in a company’s stock, advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated, as described below. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the inside information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting. “Trading” includes engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions (all of which are prohibited by this Policy).

4.1.2.1	You may not participate in “chat rooms” or other electronic discussion groups or contribute to blogs, bulletin boards or social media forums on the internet concerning the activities of the Company or other companies with which the Company does business, even if you do so anonymously, unless doing so is part of your job responsibilities and you have explicit authorization from the General Counsel or his/her designee.

4.1.2.2	Although by no means an all-inclusive list, information about the following items may be considered to be Material Nonpublic Information until it is publicly disseminated:

●	financial results or forecasts;
●	status of product or product candidate development or regulatory approvals;
●	clinical data relating to products or product candidates, both marketed and investigational;
●	timelines for pre-clinical studies or clinical trials;
●	acquisitions or dispositions of assets, divisions or companies;
●	public or private sales of debt or equity securities;
●	stock splits, dividends or changes in dividend Policy;
●	the establishment of a repurchase program for the Company’s securities;
●	gain or loss of a significant licensor, licensee or supplier;
●	changes in or new partner relationships, collaborations or grants;
●	notice of issuance or denial of patents;
●	regulatory developments;
●	management or control changes;
●	employee layoffs;
●	a disruption in the Company’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;
●	tender offers or proxy fights;
●	accounting restatements;
●	litigation or settlements; and
●	impending bankruptcy.

4.1.3	When Information Becomes Public: The prohibition on trading when you have Material Nonpublic Information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”), or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Information will be considered publicly disseminated for purposes of this Policy only after two (2) full trading days have elapsed since the information was publicly disclosed. For example, if we announce Material Nonpublic Information before trading begins on Wednesday, then you may execute a transaction in our securities on Friday; if we announce Material Nonpublic Information after trading ends on Wednesday, then you may execute a transaction in our securities on Monday (in each case subject to any pre-clearance requirements set forth in this Policy). Depending on the particular circumstances, the Company may determine that a longer or shorter waiting period should apply to the release of specific Material Nonpublic Information.

4.2	Procedures to Aid in the Prevention of Insider Trading

4.2.1	Pre-Clearance and Notice of Transactions for Designated Persons.

4.2.1.1	Pre-Clearance by Designated Persons. Designated Persons are required to notify and receive approval from the Company’s General Counsel or his/her designee prior to engaging in transactions in the Company’s securities (even during an open trading window) and observe other restrictions designed to minimize the risk of apparent or actual insider trading. Designated Persons are required to complete and submit a Pre-Clearance From attached as Exhibit A to the Company’s General Counsel. The following individuals are considered Designated Persons:

●	Members of the Board of Directors;
●	Executive Officers;
●	Employees at the level of Vice President and above;
●	Employees in the Finance department;
●	Employees in the Legal and Compliance department;
●	Employees in the Clinical Development department;
●	Employees in the Regulatory department; and
●	Executive assistants who support Executive Officers.

The Company may also require that certain additional persons limit their transactions in the Company’s securities to certain trading window periods as described below.

The General Counsel or his/her designee shall have sole discretion to decide whether to clear any contemplated transaction (the Chief Financial Officer or his/her designee (other than the General Counsel) shall have sole discretion to decide whether to clear transactions by the General Counsel or persons or entities subject to this Policy as a result of their relationship with the General Counsel).

All trades that are pre-cleared must be effected within five (5) business days of receipt of the preclearance unless a specific exception has been granted by the Company’s General Counsel or his/her designee. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five (5) business day-period must be pre-cleared again prior to execution.

4.2.1.2	Post-Transaction Notification by Designated Persons. Each Designed Person covered under the Company’s Section 16 Compliance Program (applicable only to Officers and Directors) is required to notify the General Counsel or his/her designee of the occurrence of any transaction of the Company’s securities as soon as possible, but in any event on the same day as the trade, or, with respect to transactions effected pursuant to a Rule 10b5-1 trading plan, on the day the Designated Person is advised of the terms of the transaction.

4.2.2	Trading Window Period and Trading Blackout Period. The Company has established periods during which Colleagues and their Related Persons—regardless of whether they are aware of Material Nonpublic Information or not—may not conduct any trades in Company securities. Such period when trading is allowed is referred to as a “trading window period” and such period when trading is not allowed is referred to as a “trading blackout period”, including “quarterly trading blackout periods” and “event-specific trading blackout periods” described below. This means that, except as described in this Policy, all Company employees, directors, designated consultants and their Related Persons will be able to trade in Company securities only during limited open trading window periods that generally will begin after two (2) full trading days have elapsed after the public dissemination of the Company’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Company securities if you are otherwise in possession of Material Nonpublic Information.

4.2.2.1	Quarterly Trading Blackout Periods. Each “quarterly trading blackout period” will generally begin at the end of the day that is two (2) weeks before the end of each fiscal quarter and end after two (2) full trading days have elapsed after the public dissemination of the Company’s annual or quarterly financial results. Please note that the quarterly trading blackout period may commence early or may be extended if, in the judgment of the Compliance Officer, there exists undisclosed information that would make trades inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered Material Nonpublic Information that should not be communicated to any other person.

A Colleague who believes that special circumstances require him or her to trade during a closing trading window should consult with the Compliance Officer. Permission to trade during a closed trading window will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.

4.2.2.2	Event-Specific Trading Blackout Periods. From time to time, an event may occur that is material to the Company is known by only a few Colleagues. So long as the event remains material and nonpublic, persons designated by the Company’s General Counsel may not trade in the Company’s securities. In that situation, the Company’s General Counsel or designee will notify the designated individuals that neither they nor their Related Persons may trade in the Company’s securities, an “event-specific trading blackout period.” The existence of an event-specific trading blackout period should also be considered Material Nonpublic Information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout period, you should not trade while aware of Material Nonpublic Information. Exceptions will not be granted during an event-specific trading blackout.

4.3	Special and Prohibited Transactions

4.3.1	Inherently Speculative Transactions. No Colleague may engage in short sales, transactions in put options, call options, or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to the Company’s stock.

4.3.2	Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may permit a Colleague to continue to own the Company’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Colleague may no longer have the same objectives as the Company’s other stockholders. Therefore, Colleagues are prohibited from engaging in any such transactions.

4.3.3	Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in the Company’s securities, Colleagues are prohibited from holding securities of the Company in a margin account or otherwise pledging the Company’s securities as collateral for a loan.

4.3.4	Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans as discussed in Section 4.5 below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when Colleague is in possession of Material Nonpublic Information. The Company therefore discourages placing standing or limit orders on the Company’s securities. If a person subject to this Policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed in Section 4.5 below), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to this Policy.

4.4	Additional Requirements and Restrictions for Directors and Executive Officers

4.4.1	Short-Swing Trading, Control Stock and Section 16 Reports. Officers and directors subject to the reporting obligations under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4, and 5), which are described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

4.4.2	Prohibition of Trading During Pension Plan Blackouts. No director or executive officer of the Company may, directly or indirectly, purchase, sell or otherwise transfer any equity security of the Company (other than an exempt security) during any “blackout period’’ (as defined in Regulation BTR under the Exchange Act) if a director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition does not apply to any transactions that are specifically exempted, including but not limited to, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a Trading Plan (as defined in Section 4.5); compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; or acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order. The Company will notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR. Because Regulation BTR is very complex, no director or executive officer of the Company should engage in any transactions in the Company’s securities, even if believed to be exempt from Regulation BTR, without first consulting with the Company’s General Counsel.

4.5	Exceptions to this Policy. This Policy does not apply in the case of the following transactions, except as specifically noted:

4.5.1	Option Exercises. This Policy does not apply to the exercise of options granted under the Company’s equity compensation plans for cash or, where permitted under the option, by a net exercise transaction with the Company or by delivery to the Company of already-owned stock of the Company. This Policy does, however, apply to any sale of stock as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

4.5.2	Tax Withholding Transactions. This Policy does not apply to the surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options, or other equity awards granted under the Company’s equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this Policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

4.5.3	ESPP. This Policy does not apply to the purchase of stock by employees under the Company’s Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP. This Policy does, however, apply to a Colleague’s initial election to participate in the ESPP, changes to a Colleague’s election to participate in the ESPP for any enrollment period, or to the subsequent sale of the stock acquired pursuant to the ESPP.

4.5.4	10b5-1 Automatic Trading Programs. Under Rule 10b5-1 the Exchange Act, Colleagues may establish a trading plan under which a broker is instructed to buy and sell Company securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of Company securities pursuant to that Trading Plan are not subject to this Policy. To be properly established, a Colleague’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of the Company at a time when they were unaware of any Material Nonpublic Information relating the Company and when the Company was not otherwise in a trading blackout period. Moreover, all Trading Plans must be reviewed and approved by the Company before being established to confirm that the Trading Plan complies with all pertinent company policies and applicable securities laws.

4.5.5	Gifts. This Policy does not apply to bona fide gifts of Company securities that have been pre-cleared by the General Counsel or his/her designee. Whether a gift is truly bona fide will depend on the facts and circumstances surrounding each gift. Pre-clearance must be obtained at least two (2) business days in advance of the proposed gift, and pre-cleared gifts not completed within five (5) business days will require new pre-clearance. The Company may choose to shorten this period. Pre-clearance will not be given for gifts occurring during a blackout period if the recipient could reasonably be expected to sell Company securities into the public market during the trading blackout period during which the gift is made (e.g., a donation to a charitable organization).

4.5.6	Limitations on Liability. None of the Company, the General Counsel or the Company’s other directors, officers or employees will have any liability for any delay in reviewing, or refusal of, a request to allow a pledge submitted, a request for pre-clearance or a trading plan submitted for review or approval. Notwithstanding any preclearance of a transaction, none of the company, the General Counsel or the Company’s other directors, officers or employees assumes any liability for the legality or consequences of such transaction or trading plan to the person engaging in or adopting such transaction or trading plan.

5.	Related Documents

●	GLB-FRM-5985: Request for Pre-Clearance of Stock Transaction (CORP-FORM-0006).

6.	References

●	Section 16 Compliance Program (applicable only to Directors and Officers)

7.	Definitions/Abbreviations

Term	Definition
Designated Persons	All directors, executive officers and certain other employees who by virtue of their function may have access to Material Non-public Information, including: (i) all employees at the Vice President level and above, (ii) all members of the Company’s Legal and Compliance department, (iii) all members of the Company’s Finance department, (iv) all members of the Company’s Clinical Development department, (v) all members of the Company’s Regulatory department, and (vi) all Executive Assistants to executive officers of the Company.

Material Nonpublic Information	Material nonpublic information is any information that is not known to persons outside the Company that could be relied upon or considered significant to an investor making a decision to buy or sell Celularity securities. Information that should be considered sensitive and nonpublic material includes, but is not limited to, the following:

●	Financial results;
●	Future Earnings or Losses;
●	News of a pending or proposed sale, merger or acquisition;
●	Acquisitions, Mergers or Divestitures;
●	Impending bankruptcy or financial liquidity problems;
●	Major changes in senior management;
●	Stock dividends or splits;
●	New equity or debt offerings;
●	Large contracts in a pending status or in discussion.

Related Persons	Immediate family members, persons with whom you share a household, persons who are your economic dependents, and any other individuals or entities whose transactions in securities you influence, direct, or control (including, e.g., a venture or other investment fund, if you influence, direct, or control transactions by the fund)

Quarterly Trading Blackout Periods	The period in which Colleagues are precluded from trading the Company’s securities beginning at the end of the day that is two (2) weeks before the end of each fiscal quarter and end after two (2) full trading days have elapsed after the public dissemination of the Company’s annual or quarterly financial results.